SUBSIDIARIES OF THE REGISTRANT

                                          State or Country     Percent
        Subsidiary                        of Incorporation     Ownership
        ----------                        ----------------     ---------

Gleason Foreign Sales Corporation         Barbados                100

The Gleason Works                         New York                100

    Alliance Tool Corporation             New York                100

    Gleason Works (Holdings) Limited      United Kingdom          100

        Gleason Works Limited             United Kingdom          100

    Gleason International
       Marketing Corporation              Delaware                100

    Gleason Corporation Sales             Michigan                100

    Gleason Australia (Services)
       Pty. Limited                       Australia               100

    Gleason - Hurth Maschinen
       und Werkzeuge GmbH                 Germany                 100

    Gleason Works (India) Private
       Limited                            India                   100

Gleason-Pfauter Maschinenfabrik GmbH      Germany                 100

    Hermann Pfauter GmbH & Co.            Germany                 100

    Hermann Pfauter
       Verwaltungsgesellschaft mbH        Germany                 100

    Pfauter Italia srl                    Italy                   100

    Pfauter Italia SpA                    Italy                   100

    Pfauter France                        France                   85

G.W. Acquisition Corp.                    Delaware                100

    Pfauter Cutting Tools Inc.            Illinois                100

    Pfauter-Maag Cutting Tools
       Limited Partnership                Illinois                100

    American Pfauter Management Inc.      Illinois                100

    American Pfauter L.P.                 Illinois                100